Exhibit 10.2

FORM OF SENIOR UNSECURED PROMISSORY NOTE

THIS note has not BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE is SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

[●], 2024	Maximum Principal Amount: $150,000,000

FOR VALUE RECEIVED, FREYR Battery, Inc., a Delaware corporation (the “Issuer”), hereby unconditionally promises to pay to Trina Solar (Schweiz) AG, a company organized under the laws of Switzerland (the “Holder”), the original principal sum of One Hundred Fifty Million Dollars ($150,000,000), together with accrued but unpaid interest thereon (the “Total Balance”), as more fully set forth in this Senior Unsecured Promissory Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”), by wire transfer of immediately available funds to an account designated in writing by the Holder, all in accordance with the terms and conditions set forth herein.

This Note is issued in connection with the transactions contemplated by that certain Transaction Agreement, dated as of [●], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”; all terms capitalized but not defined herein shall have the meanings set forth therein), by and between the Issuer and the Holder. This Note is the “Note” referred to in the Transaction Agreement. In the event of any conflict between the provisions of this Note and the provisions of the Transaction Agreement, the provisions of the Transaction Agreement shall control.

ARTICLE I
DEFINITIONS

As used in this Note, the following terms have the respective meanings specified below:

“Business Day” means each day that is not (a) a Saturday, Sunday, or (b) other day on which banking institutions located in Shanghai, People’s Republic of China or New York, New York, are or obligated by law or executive order to close.

“Common Stock” means shares of common stock, par value $0.01 per share, of the Issuer.

“Convertible Note” means (i) the $80,000,000 aggregate principal amount of Issuer’s convertible unsecured note, issuable pursuant to a convertible note instrument dated the date hereof pursuant to the Transaction Agreement (the “Convertible Note Instrument”) or (ii) if applicable, in the event of a CFIUS Turndown or if such convertible note is not converted pursuant to the Convertible Note Instrument, any note issued in respect of the redemption and repayment of the Convertible Note (the “Replacement Note”).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Maturity Date” means the earlier to occur of (a) [●], 20291, and (b) the date on which the Total Balance becomes immediately due and payable pursuant to the final paragraph of Section 4.1.

“Redemption Note” means the note issued in the event the Issuer redeems the Share Consideration from the Holder pursuant to the Transaction Agreement.

“Senior Secured Credit Facility” means the USD 235 million senior secured credit facilities provided under that certain Credit Agreement dated as of July 16, 2024 by and among TUM 1, as borrower, the lenders from time to time party thereto, HSBC Bank USA, N.A., as administrative and collateral agent, Standard Chartered Bank, Société Générale and HSBC Bank USA, N.A., as joint lead arrangers, and Standard Chartered Bank, as green loan coordinator.

“Trina Notes” means (i) this Note, (ii) the Convertible Note, (iii) the Replacement Note, if any, and (iv) the Redemption Note, if any.

ARTICLE II
PAYMENTS; INTEREST; REGISTER; NOTES

2.1. Principal. Issuer will repay the principal amount of this Note in cash in accordance with the schedule set forth in Schedule A. Each such repayment shall be accompanied by interest accrued on the principal amount repaid to the date of repayment as provided in Section 2.2(a).

2.2. Interest.

(a) Interest on the outstanding principal amount of this Note shall accrue quarterly in arrears at a rate per annum equal of 1% (the “Interest Rate”). Interest on this Note shall (i) commence accruing on the date hereof at the Interest Rate, (ii) be computed on the basis of a 360-day year and twelve 30-day months and (iii) be payable in cash (x) on the last day of each calendar quarter and (y) on the date of any repayment or prepayment of the principal amount of this Note.

(b) In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable Law and if any such payment is paid by the Issuer, then such excess sum shall be credited by the Holder as a payment of principal.

2.3. Prepayments. This Note may be prepaid by the Issuer in its discretion, in whole or in part, at any time prior to the Maturity Date without premium or penalty. Each prepayment of this Note shall be accompanied by interest accrued to the date of prepayment on the principal amount prepaid.

2.4. Payments Generally. Subject to Section 6.8, all payments made by the Issuer hereunder shall be made without recoupment, counterclaim or deduction of any kind and shall be made by wire transfer of funds in United States dollars pursuant to instructions provided by the Holder to the Issuer. Any payment which is stated to be due on a day that is not a Business Day shall be due on the next succeeding Business Day and any applicable interest shall continue to accrue.

[1]	Note to Draft: To be the date that is five years following the Closing Date.

2.5. Withholding. All payments made by the Issuer on account of this Note shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If the Issuer or any other Person is required by applicable Law to deduct or withhold any amount from any payment made or to be made to the Holder pursuant to this Note, the Issuer shall remit the amount required to be deducted or withheld to the applicable taxation authority and the payment made or to be made to the Holder shall be reduced by the amount so remitted, provided that such reduction shall not take into account any taxes required to be remitted to the applicable taxation authority in respect of “forgone interest” (within the meaning of section 7872(e)(2) of the Code). The Parties will take commercially reasonable efforts to reduce any deduction or withholding for any Taxes for payments made with respect to this Note, including the Holder providing the Issuer with a duly completed and executed Internal Revenue Service Form W-9 or applicable Form W-8.

2.6. Register. The Issuer shall keep at its principal office in the United States a register (the “Register”) in which shall be entered the name and address of the registered holder of this Note, the outstanding principal balance and stated interest rate payable under this Note and a recordation of all transfers of this Note. References herein to the “Holder” shall mean the Person listed in the Register as the payee of this Note unless the payee shall have presented this Note to the Issuer for transfer and the transferee shall have been entered in the Register as a subsequent holder, in which case the term shall mean such subsequent holder. The ownership of this Note shall be proven by the Register, absent manifest error. For the purpose of paying interest and principal on this Note, the Issuer shall be entitled to rely on the names and addresses in the Register. This Section 2.6 shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

2.7. Replacement of Note. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or, in the case of mutilation, upon surrender and cancellation thereof, the Issuer shall, at the Holder’s own expense, execute and deliver, in lieu thereof, a new Note with principal equal to the principal amount outstanding under such lost, stolen, destroyed or mutilated Note, bearing interest from the last date when interest has been paid on such lost, stolen, destroyed or mutilated Note.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

3.1. Organization and Good Standing. The Issuer is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the Issuer has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used in this Note, “Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), prospects, earnings, business or properties of the Issuer, taken as a whole, whether or not arising from transactions in the ordinary course of business or (ii) the ability of the Issuer to perform its obligations under this Note.

3.2. Authorization; Enforcement; Validity.

(a) The Issuer has all requisite corporate power and authority to enter into this Note in connection with the transactions contemplated hereby, and to issue and deliver this Note in accordance with the terms hereof. The execution and delivery by the Issuer of this Note and the consummation of the issuance and delivery of this Note and the Issuer’s obligations hereunder have been duly authorized by all necessary corporate or similar organizational and other action on the part of the Issuer.

(b) This Note has been duly executed and delivered by the Issuer and constitutes the valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.

ARTICLE IV
EVENTS OF DEFAULT

4.1. Events of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) the failure of the Issuer to pay any amounts due under this Note when due, whether at maturity or at a date fixed for prepayment or by declaration or otherwise;

(b) the Issuer’s material breach of any covenants of the Issuer under this Note (provided, however, if the Issuer is reasonably capable of curing such breach within thirty (30) days after its receipt of written notice of such breach, an Event of Default shall not occur hereunder unless and until the Issuer has failed to cure such breach within such thirty (30) day period), or any representation or warranty made by the Issuer in this Note shall prove to have been false or incorrect in any material respect at the time when made;

(c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered and not dismissed within such 60 day period;

(d) the Issuer or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (c) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(e) there is entered against the Issuer or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (five million United States dollars) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(f) any Indebtedness shall be incurred by the Issuer or any of its Subsidiaries, other than (i) Indebtedness incurred to finance the construction of the Issuer’s or any of its Subsidiaries’ solar module or solar cell manufacturing facilities contemplated by the Transaction Agreement, (ii) any unsecured Indebtedness incurred by the Issuer or any of its Subsidiaries that is subordinated to the Issuer’s or any of its Subsidiaries’ obligations under the Trina Notes, or (iii) Indebtedness incurred with the Holder’s prior written consent;

(g) any Commercial Agreement is terminated as a result of a material breach by the Issuer or any of its Subsidiaries (after giving effect to any applicable cure or grace period); or

(h) the Issuer or any of its Subsidiaries: (i) fails to pay any principal or interest in respect of any Indebtedness when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) fails to perform or observe any other covenant, term, condition or agreement relating to any Indebtedness referred to in clause (i) above or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or any such Indebtedness is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, provided that a default, event or condition described in clause (i) or (ii) of this Section 4.1(h) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this Section 4.1(h) has occurred and is continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000 (five million United States dollars)).

Upon the occurrence of any Event of Default, the outstanding Total Balance under this Note shall become immediately due and payable upon election of the Holder without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Issuer; provided that, upon the occurrence of any Event of Default described in Section 4.1(c) or (d), the Total Balance under this Note shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Issuer. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable (or in addition to such amounts becoming automatically due and payable), pursue any available remedy, whether at law or in equity.

4.2. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

ARTICLE V

SENIORITY AND LIQUIDATION PRIORITY

5.1. Seniority of Note. The Holder’s right to payment of all or any portion of the outstanding Total Balance under this Note and any other Trina Notes is and shall remain, (i) senior or pari-passu in right of payment to all other Indebtedness except for (1) the Senior Secured Credit Facility and (2) any Indebtedness which would not cause an Event of Default pursuant to Section 4.1(f)(i) or Section 4.1(f)(iii), and (ii) senior in right of payment to all preferred Equity Interests and Common Stock of the Issuer.

5.2. Preferred Payments. The Issuer shall not permit any payment to be made on or in respect of any preferred Equity Interests of the Issuer (a “Preferred Equity Payment”) if at such time the Issuer shall be in default in the making of any payment of principal or interest then due to the Holder on this Note (a “Note Payment Default”), or if a Note Payment Default would result from the making of any such Preferred Equity Payment. Any such Preferred Equity Payment otherwise due but remaining unpaid as a result of the application of the foregoing restriction shall continue to accrue and shall be permitted to be paid at such time as no Note Payment Default shall then exist or would result from the making of such Preferred Equity Payment.

ARTICLE VI
MISCELLANEOUS

6.1. Modification of Note. This Note may not be amended, restated, renewed, replaced, supplemented or otherwise modified except by an instrument in writing executed by the Issuer and the Holder.

6.2. Governing Law, Jurisdiction, Jury Trial Waiver, Etc.

(a) This Note, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Note, or the negotiation, administration, performance, or enforcement of this Note, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Note, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

(b) Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Action based on, arising out of or relating to this Note or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.2(c) or in such other manner as may be permitted by applicable law, and nothing in this Section 6.2(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Action to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arising out of or relating to this Note or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Action based on, arising out of or relating to this Note or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Action based on, arising out of or relating to this Note or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Issuer and the Holder agrees that a final judgment in any Action in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions, either within or outside of the U.S., by suit on the judgment or in any other manner provided by applicable law. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 6.2(b), each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 6.4. Nothing in this Section 6.2(b) shall affect the right of any party to serve process in any other manner permitted by law. The foregoing consent to jurisdiction shall not (x) constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Action based on, arising out of or relating to this Note or the transactions contemplated hereby or (y) be deemed to confer rights on any Person other than the parties.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS NOTE OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.2(c).

6.3. Waiver of Presentment. The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein. The Holder of this Note by acceptance of this Note agrees to be bound by the provisions of this Note which are expressly binding on the Holder.

6.4. Notices. Any notice or other communication required shall be in writing addressed to the respective party and delivered as set forth under Section 11.2 of the Transaction Agreement.

6.5. Effect of Titles and Headings; References. The titles and headings herein are for convenience only and shall not affect the construction hereof. References herein to Sections and Articles are to Sections and Articles of this Note, unless otherwise expressly provided.

6.6. Entire Agreement; Interpretation; Severability. Except as expressly set forth herein, this Note constitutes the entire agreement between the parties with respect to the subject matter hereof and is the final expression of the intentions of the Issuer and the Holder. This Note is the result of negotiations among the Issuer and the Holder, has been reviewed (or each party has had the opportunity to have it reviewed) by counsel to such parties and is the product of all parties. Accordingly, this Note shall not be construed more strictly against any party hereto merely because of such party’s involvement in its preparation. If any provision of this Note is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall not be affected thereby, and each provision of this Note shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

6.7. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Issuer and the Holder. Neither the Issuer nor the Holder may assign or otherwise transfer this Note to any other Person without the prior written consent of the other party hereto, and any such purported assignment or other transfer without such consent shall be null and void.

6.8. Set-off. Notwithstanding anything to the contrary in this Note or otherwise, following the final determination (whether pursuant to a final judgment, settlement or agreement) that Issuer is entitled to a payment from the Holder. in connection with any Actions arising out of or with respect to any Related Agreement, the Issuer may set off and apply such amount against any amounts of the outstanding Total Balance due to the Holder on the Maturity Date.

6.9. Effectiveness; Electronic Execution. This Note shall become effective upon the execution and delivery of a duly executed counterpart hereof by each of the parties hereto. Each of the parties hereto may execute this Note by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof. The words “execution,” “signed,” and “signature,” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

6.10. Counterparts. This Note may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Note by electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties have caused this Note to be duly executed as of the date first written above.

FREYR BATTERY, INC., as the Issuer

By:
Name:
Title:

Acknowledged and agreed:

TRINA SOLAR (SCHWEIZ) AG, as the Holder

By:
Name:
Title:

[Signature Page – Project Sol Promissory Note]

PRINCIPAL REPAYMENT SCHEDULE

Payment	Date	Principal Repayment Amount
1	[●], 2026[2]	$7,500,000
2	[●]	$7,500,000
3	[●]	$7,500,000
4	[●]	$7,500,000
5	[●]	$7,500,000
6	[●]	$7,500,000
7	[●]	$7,500,000
8	[●]	$7,500,000
9	[●]	$7,500,000
10	[●]	$7,500,000
11	[●]	$7,500,000
12	[●]	$7,500,000
13	[●]	$7,500,000
14	[●]	$7,500,000
15	[●]	$7,500,000
16	[●]	$7,500,000
17	Maturity Date	$30,000,000

[2]	Note to Draft: To be the first calendar quarter ending after the one-year anniversary of the date of issuance of this Note.